EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-210531 on Form S-3 and Registration Statement Nos. 333-166360 and 333-211150 on Form S-8 of our report dated February 14, 2018, relating to the consolidated financial statements and financial statement schedules of CNA Financial Corporation and subsidiaries (the “Company”), and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2017.
/s/ DELOITTE & TOUCHE LLP
Chicago, Illinois
February 14, 2018